Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	Robert J. Higgins	Marilynn Meek
	Chief Executive Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT NAMES TOM SEAVER

CHIEF FINANCIAL OFFICER

          Albany, NY, November 29, 2011 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced it has named Tom Seaver Chief Financial Officer, effective immediately. Mr. Seaver, a Certified Public Accountant, brings more than 20 years of experience with Albany International, a global company that develops and manufactures advanced textiles and materials. Most recently, he held the position of Vice President - Strategic Planning and previously held the position of Vice President – Finance Global PMC.

          “We are very pleased to welcome Tom to the Trans World Entertainment team,” Trans World Entertainment President and Chief Operating Officer Mike Honeyman said. “Tom’s successful track record of financial and strategic expertise with demonstrated operational excellence and process improvement, uniquely qualifies him to help drive continued improvement in our financial results.”

          As Chief Financial Officer, Mr. Seaver will lead Trans World Entertainment’s financial planning and financial reporting divisions. After a short transition period, former Chief Financial Officer John Sullivan will be leaving the Company with over 20 years of service. Trans World Entertainment Chairman and Chief Executive Officer Bob Higgins said. “We thank John for his years of dedicated service and wish him the best in all his future endeavors.”

          Trans World Entertainment is a leading specialty retailer of entertainment products, including music, video, video games, trend, electronics, and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.